UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934Date of Report

(Date of earliest event reported): November 3, 2011

TRX, INC.

(Exact Name Of Registrant As Specified In Charter)

Georgia	000-51478	58-2502748
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2970 Clairmont Road, Suite 300 Atlanta, Georgia 30329

(Address of principal executive offices, including zip code)

(404) 929-6100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 3, 2011, TRX, Inc. (“TRX”), its subsidiary TRX Technology Services, L.P., and nuTravel Technology Solutions, LLC (nuTravel) executed and closed an Asset Purchase Agreement effective October 31, 2011 (the “Agreement”) in which nuTravel acquired software, websites, certain customer agreements and intellectual property related to TRX’s corporate travel self-booking tool, RESX.

TRX shall receive consideration of up to $3.5 million as follows: Upon closing, TRX received $2.6 million, of which $200,000 was placed with a third party escrow agent to be held for up to two years and distributed in accordance with the Indemnity Escrow Agreement. Additionally, TRX has the ability to earn up to an additional $0.9 million on or before December 31, 2012, subject to the conversion of certain nonassignable contracts to nuTravel as provided for in the Agreement.

In conjunction with the execution of the Agreement, TRX and nuTravel also entered into a Transition Services Agreement (the “Services Agreement”). Under the terms of the Services Agreement, for a period not to exceed December 31, 2012 TRX, will provide certain transition and technical services at an annualized rate of $1.8 million to support the continued operation of the RESX services and to facilitate the orderly and effective transition of the RESX services from TRX to nuTravel.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information regarding TRX’s disposition of certain assets, liabilities and related intellectual property of TRX’s corporate travel self-booking tool, RESX provided under Item 1.01 above, is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated November 7, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRX, INC. (Registrant)

Date: November 7, 2011	/s/ David D. Cathcart
David D. Cathcart
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated November 7, 2011.